PROSPECTUS SUPPLEMENT NO. 4 (To Prospectus Dated April 25, 2007)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-142362
NEWPORT CORPORATION
$175,000,000
2.50% Convertible Subordinated Notes due 2012 and
Common Stock Issuable upon Conversion of the Notes
     This prospectus supplement supplements information contained in that certain prospectus dated April 25, 2007 of Newport Corporation (the “Company”), relating to the offer and sale from time to time of up to $175,000,000 of the Company’s 2.50% Convertible Subordinated Notes due 2012, or the notes, and 7,277,567 shares of the Company’s outstanding common stock that are issuable upon conversion of the notes, which are held by certain securityholders named in the prospectus under the section entitled “Selling Securityholders”. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
     The following table amends and supplements the information set forth in the prospectus under the caption “Selling Securityholders” with respect to the selling securityholders named below and the respective notes and shares of common stock beneficially owned by such selling securityholders that may be offered pursuant to the prospectus:

			Shares of		Shares of
	Principal		Common		Common
	Amount of		Stock	Conversion	Stock
	Notes		Beneficially	Shares of	Beneficially
	Beneficially	Percentage	Owned Prior	Common	Owned After
Name of	Owned and	of Notes	to the Offering	Stock Offered	Completion of
Selling Securityholder	Offered	Outstanding	(1)(2)	(2)	the Offering
BNP Paribas Arbitrage (3)	$750,000	*	31,189	31,189	—
Fidelity Financial Trust: Fidelity Convertible Securities Fund (3)	$3,750,000	2.14%	155,947	155,947	—
Fidelity Financial Trust: Fidelity Dividend & Income Fund (3)	$1,000,000	*	41,586	41,586	—
*	Less than 1%

(1)	Includes shares of common stock issuable upon conversion of the notes.

(2)	Assumes a conversion rate of 41.5861 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

(3)	This selling securityholder is an affiliate of a broker-dealer and purchased the notes in the ordinary course of business. At the time this selling securityholder purchased the notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.

The date of this prospectus supplement is November 15, 2007.